Exhibit 99.1

InspireMD Names Alan Milinazzo President and CEO

Former Medtronic and Boston Scientific Executive Brings Important

Commercial, Operations, International, and Public Company CEO Experience

TEL AVIV, Israel – JAN 4 InspireMD, Inc. (OTC: NSPRD) (“InspireMD” or the “Company”) appointed Alan W. Milinazzo President, Chief Executive Officer, and a member of the board, effective January 3, 2013. He replaces Ofir Paz who previously announced his intention to step down as Chief Executive Officer in September 2012 once a successor was named. Mr. Paz will continue to serve as a director.

Mr. Milinazzo brings fifteen years of experience in interventional cardiology to bear on InspireMD’s commercial strategy and operations as it launches a major new embolic protection stent technology platform, initially for patients undergoing emergency coronary intervention for potentially fatal heart attacks.

He was instrumental in the launch of ENDEAVOR, Medtronic’s first drug eluting stent platform which has since generated more than $1 billion in revenue. He previously spent 12 years in executive positions at Boston Scientific Corporation, another major stent producer, serving as Vice President of Marketing at its $200 million SCIMED European unit, responsible for product launches, clinical programs and regulatory strategies.

Mr. Milinazzo most recently served as President and Chief Executive Officer of Nasdaq-quoted Orthofix International, a position he was promoted to in 2006 after being hired a year earlier as Chief Operating Officer. During his tenure at Orthofix he transformed it into a category leader in novel spine and orthopedic stem cell therapy. Total company revenue grew from $300 million to $580 million and profits nearly doubled.

“Alan brings an exceptional set of experiences to us as a proven executive in the medical device field, particularly as relates to interventional cardiology and stents specifically”, said Sol J. Barer, PhD, Chairman of InspireMD. “He brings a long list of strategically and commercially important accomplishments as a public company executive, he has the right blend of domestic and international experience for a company with our opportunities and intentions, and a well-documented entrepreneurial drive that’s critical to success in managing the evolving needs and challenges of an emerging company such as ours.”

“I am delighted to join the young, professional and dedicated management team at InspireMD which has brought the Company to the current point of launching a major new entry in interventional therapy, said Mr. Milinazzo. “InspireMD’s technology platform can and will make important contributions in treating life threatening vascular disease, while producing outstanding returns to its investors.”

In conjunction with Mr. Milinazzo’s appointments and InspireMD’s intention to begin a registration trial for FDA approval of its currently CE-marked MGuard™ Embolic Protection Stent (EPS™), the Company plans to establish a more formal operational presence in the U.S.

About InspireMD, Inc.

InspireMD is a medical device company focusing on the development and commercialization of its proprietary stent system technology, MGuard™. InspireMD intends to pursue applications of this technology in coronary, carotid and peripheral artery procedures. InspireMD's common stock is quoted on the OTC, currently under the ticker symbol NSPRD.

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About MGuard™ Embolic Protection Stent

MGuard™ EPS™ combines a coronary stent merged with an embolic protection specifically designed for acute MI patients. The embolic protection is comprised of an ultra-thin polymer micron net that is integrated with the stent. The MGuard EPS is designed to provide outstanding and lifelong embolic protection, without affecting deliverability. MGuard EPS is CE Mark approved. MGuard is not approved for sale in the U.S. by the U.S. Food and Drug Administration at this time.

Forward-looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multi-national companies, (v) product liability claims, (vi) our limited manufacturing capabilities and reliance on subcontractors for assistance, (vii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (viii) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (ix) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (x) our reliance on single suppliers for certain product components, (xi) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Transition Report on From 10-K/T and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

For additional information:

InspireMD Desk

Redington, Inc.

+1-212-926-1733
+1-203-222-7399
inspiremd@redingtoninc.com

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